Exhibit 99.1 Press release dated November 14, 2017

PHIVITAE Corporation Partners with Lao Company to Supply Pharmaceutical Products and Medical Equipment

NEW YORK, Nov. 14, 2017 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in selective industries, announced today that its wholly owned subsidiary Phivitae Corporation has signed a Business Cooperation Agreement with a Lao company to provide pharmaceutical products, medical equipment and healthcare supplies to Laos.

According to the Agreement, Phivitae Corp. will be responsible for identifying and forming strategic alliance with reputable international manufacturers and suppliers in North America, European Union and India to provide pharmaceutical products, medical equipment and healthcare supplies that meet or exceed international required standards to Laos and its neighboring markets. The term of the Agreement is for six years and may be renewed every five years thereafter by mutual consent of both parties.

As previously announced, the Company has signed a letter of intent to acquire 80% of a 20-year old profitable European company that is engaged in pharmaceutical and medical device distribution in Eastern Europe. The target company can serve as a platform to provide Western pharmaceutical products from Europe to Laos and also distribute prized organic medicines developed by Tho Xuan Duong JSC, a company recognized by Guinness World Records with nearly four centuries of history in Vietnamese traditional medicine and herbs (www.thoxuanduong.com), to European and Middle Eastern markets.

Henry Fahman, CEO of PHI Group, said, “We are delighted to work with our Lao partner to provide much needed high quality pharmaceutical products and medical equipment to Laos and its neighboring markets. This will help serve the healthcare needs of the Lao people and also provide a great business opportunity for our partner and us.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com).

About Phivitae Corporation

Phivitae Corporation, a Wyoming corporation, is a wholly owned subsidiary of PHI Group, Inc. set up to manage the Company’s healthcare-related businesses.

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact:

Henry Fahman
+1-702-475-5430
henry@phiglobal.com